Exhibit 107

CALCULATION OF FILING FEE TABLES

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$3,794,537,385.25(1)	0.00011020	$418,158.02(2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$3,794,537,385.25
Total Fees Due for Filing			$418,158.02
Total Fees Previously Paid			$0
Total Fee Offsets			$418,158.02(3)
Net Fee Due			$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		PREM14C	001-32678	March 22, 2023		$418,158.02

Fee Offset Sources	DCP Midstream, LP	PREM14C	001-32678		March 22, 2023		$418,158.02(3)

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The transaction valuation (the “Transaction Valuation”) is calculated based on the product of 90,887,123 common units (“Common Units”) representing limited partner interests in DCP Midstream, LP held by the public unitholders (calculated based on 208,649,649 total outstanding Common Units less the sum of 50,874,908 Common Units held by DCP Midstream, LLC and 66,887,618 Common Units held by DCP Midstream GP, LP) multiplied by the per Common Unit merger consideration of $41.75.

(2)	The filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, is calculated by multiplying the Transaction Valuation by 0.00011020.
(3)	DCP Midstream, LP previously paid $418,158.02 upon the filing of its Information Statement on Schedule 14C on March 22, 2023 in connection with the transaction reported hereby.